Exhibit 99.2

ZEVIA PBC

2021 EQUITY INCENTIVE PLAN

GRANT NOTICE FOR

RESTRICTED STOCK UNIT AWARD

FOR GOOD AND VALUABLE CONSIDERATION, Zevia PBC (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units (the “RSUs”) specified below (the “Award”) under the Zevia PBC 2021 Equity Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of Common Stock, upon the terms and subject to the conditions set forth in this Grant Notice, the Plan and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:

Grant Date:

Number of RSUs:

Vesting Schedule:

Subject to the Plan and the Standard Terms and Conditions, the RSUs shall vest: [                                                                              ], so long as the Participant does not incur a Termination of Employment from the Grant Date through such Vesting Event.

By accepting this Grant Notice, the Participant acknowledges that the Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

ZEVIA PBC

By:
Name:
Title:

PARTICIPANT

[Name]

SIGNATURE PAGE TO

GRANT NOTICE FOR

RESTRICTED STOCK UNIT AWARD

EXHIBIT A

ZEVIA PBC

2021 EQUITY INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR

RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to the Award of Restricted Stock Units granted pursuant to the Zevia PBC 2021 Equity Incentive Plan (the “Plan”), which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Restricted Stock Units shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

1.	TERMS OF RESTRICTED STOCK UNITS

Zevia PBC (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of Restricted Stock Units (the “Award” or “RSUs”) specified in the Grant Notice, with each Restricted Stock Unit representing the right to receive one share of Common Stock. The Award is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	VESTING AND SETTLEMENT OF RESTRICTED STOCK UNITS

(a)         The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice. Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested RSUs.” Restricted Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.”

(b)         The Company shall deliver to the Participant shares of Common Stock equal to the number of Vested RSUs in accordance with the following schedule: one-third of the Vested RSUs shall be settled on each of the first three anniversaries of the Vesting Event (as defined in the Grant Notice) (rounding down to the nearest whole share of Common Stock for each of the first two anniversaries, with the remainder settling on the third anniversary); provided, however, that any Vested RSUs which have not been previously settled pursuant to this Section 2(b) shall be settled on the earliest to occur of:

EXHIBIT A

STANDARD TERMS AND CONDITIONS FOR

RESTRICTED STOCK UNITS

(i)       the Participant’s Separation from Service (subject to any required delay pursuant to Section 25 of the Plan); or

(ii)      a Change in Control that constitutes a “change in control event’ within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(c)    If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, all then Unvested RSUs shall become Vested RSUs and such Termination of Employment shall be considered a Vesting Event hereunder.

(d)    Upon the Participant’s Termination of Employment for any other reason not set forth in Section 2(c), any then Unvested RSUs held by the Participant shall be forfeited and canceled, for no consideration as of the date of the Participant’s Termination of Employment.

3.	RIGHTS AS STOCKHOLDER

The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any RSUs (including any voting rights or rights to dividends or distributions paid on shares of Common Stock) unless and until shares of Common Stock settled for such RSUs shall have been issued by the Company to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

4.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Vested RSUs unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the settlement of Vested RSUs (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable pursuant to the Vested RSUs), withholding may be effected, at the Company’s election, by withholding Common Stock issuable in connection with the settlement of Vested RSUs (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the settlement of Vested RSUs from any amounts payable by it to the Participant (including future cash wages).

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6.	NON-TRANSFERABILITY OF AWARD

Except as permitted by the Committee or as permitted under Section 17 of the Plan, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution.

7.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

8.	LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

9.	NO LIABILITY OF COMPANY

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt or settlement of the Award.

10.	GENERAL

(a)     In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b)     The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general

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statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions. Unless the context requires otherwise, all references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.

(c)    These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d)    These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e)    In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f)    All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.	CLAWBACK

The Restricted Stock Units and any shares of Common Stock issued pursuant to the Vested RSUs will be subject to recoupment in accordance with any clawback policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Award, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

12.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Restricted Stock Units via Company web site or other electronic delivery.

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